Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

For use by Domestic Profit Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), the undersigned corporation executes the following Articles:

1. The present name of the corporation is: Rockwell Medical, Inc.

2. The identification number assigned by the Bureau is: 427-745

3. All former names of the corporation are: Rockwell Medical Technologies, Inc., Acquisition Partners, Inc.

4. The date of filing the original Articles of Incorporation was: October 25, 1996

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

ARTICLE I

The name of the corporation is: Rockwell Medical, Inc.

ARTICLE II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized shares:

1.                                      Common Shares: 120,000,000

Preferred Shares: 2,000,000

2.                            A statement of any of the relative rights, preferences and limitations of the shares of each class is as follows:

(a)  All holders of common shares shall have equal rights, preferences and limitations, including equal voting rights, and each holder of common shares is entitled to one vote per share.

(b)  The rights, preferences and limitations of the preferred shares shall be as determined by the Board of Directors pursuant to Article VIII.

ARTICLE IV

1.                                      The address of the registered office is:

30142 Wixom Road

Wixom, Michigan 48393

2.                                      The mailing address of the registered office, if different than above:

3.                                      The name of the resident agent at the registered office is: Robert L. Chioini.

ARTICLE V

The name and address of the incorporator is as follows:

Name:  Jeanette M. Russow

Residence or Business Address:                       2290 First National Building
Detroit, Michigan 48226

ARTICLE VI

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

ARTICLE VII

To the full extent permitted by the Michigan Business Corporation Act or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her fiduciary duties as a director of the corporation. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the corporation existing immediately prior to, or for or with respect to, any acts or omissions occurring before such repeal or modification.

ARTICLE VIII

The Board of Directors may cause the Corporation to issue Preferred shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the Board. Such resolutions, when filed, shall constitute amendments to these Articles of Incorporation.

ARTICLE IX

The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 3 or more than 15 directors, the exact number of directors to be determined from time to time solely by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of one class shall expire each year. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring on the third succeeding annual meeting.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board, the additional directors shall be classified as provided by the Board.

A director shall hold office until the meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled only by the Board by an affirmative vote of a majority of the directors then in office. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which the director shall have been chosen and until his or her successor shall be elected and shall qualify. A director or the entire Board of Directors may be removed only for cause.

Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred stock or series thereof issued by the Company shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of these Articles of Incorporation applicable thereto, except that such directors so elected shall not be divided into classes pursuant to this Article.

This Article IX may not be amended by less than unanimous written consent of shareholders, and may only be amended by the affirmative vote of a majority of the shares entitled to vote thereon, in addition to the vote otherwise required by the Michigan Business Corporation Act.

ARTICLE X

No action by written consent of holders of less than all the outstanding shares entitled to vote on such action shall be effective unless the proposed action shall have been approved by the Board of Directors before the consent of shareholders is executed.

ARTICLE XI

Pursuant to Section 784(1)(b) of the Michigan Business Corporation Act, the Corporation elects not to be governed by Chapter 7A of the Michigan Business Corporation Act, being Sections 775 through 784 of the Michigan Business Corporation Act; provided that the Corporation’s Board of Directors may terminate this election in whole or in part by action of a majority of directors then in office.

ADOPTION OF RESTATED ARTICLES OF INCORPORATION

These Restated Articles of Incorporation were duly adopted on the 26th day of April, 2013 in accordance with the provisions of Section 642 of the Act by the Board of Directors without a vote of the shareholders. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

Signed this 3rd day of May, 2013

By:	/s/ Thomas E. Klema
Thomas E. Klema
Vice President and Chief Financial Officer

Name of person remitting fees:
Dykema Gossett PLLC
Preparer’s name and business telephone number:
Jeanne M. Whalen
248-203-0775